Ernst & Young Inc. Pacific Centre 700 West Georgia Street P.O. Box 10101 Vancouver, BC V7Y 1C7	Phone: (604) 891-8200 Fax: (604) 643-5422

August 3, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 25, 2006 of Golden Aria Corp.  (File Ref. no.: 333-130934) (the “Company”) and we are in agreement with the statements made in the fourth and fifth sentences of paragraph one and the third paragraph therein, but we have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP

ERNST & YOUNG LLP

A Member of Ernst & Young Global